Exhibit 4.1

REGENCY CENTERS, L.P.

AND

REGENCY CENTERS CORPORATION

to

U.S. BANK NATIONAL ASSOCIATION

Trustee

Third Supplemental Indenture

Dated as of August 17, 2015

to

Indenture

Dated as of December 5, 2001

THIRD SUPPLEMENTAL INDENTURE, dated as of August 17, 2015 (the “Third Supplemental Indenture”), among REGENCY CENTERS, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware (herein called the “Issuer”), having its principal office at One Independent Drive, Suite 114, Jacksonville, FL 32202, REGENCY CENTERS CORPORATION, a corporation duly organized and existing under the laws of the State of Florida, having its principal office at One Independent Drive, Suite 114, Jacksonville, FL 32202, as guarantor (the “Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, as successor to Wachovia Bank, National Association (formerly First Union National Bank), as Trustee (herein called the “Trustee”).

RECITALS OF THE ISSUER

The Issuer, the Guarantor and the Trustee are parties to that certain Indenture dated as of December 5, 2001 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of June 5, 2007 (the, “First Supplemental Indenture”), and as supplemented by the Second Supplemental Indenture dated as of June 2, 2010 (the “Second Supplemental Indenture”, together with the First Supplemental Indenture and the Base Indenture, the “Indenture”), providing for the issuance from time to time of Securities.

Section 9.1(e) of the Indenture provides that, without the consent of any Holders, the Issuer and the Trustee may enter into an indenture supplemental to change any of the provisions of the Indenture with regard to Securities issued on or after the date of such change.

All the conditions and requirements necessary to make this Third Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of all series of Securities created on or after the date of this Third Supplemental Indenture (the “Affected Securities”), it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, from time to time, of the Affected Securities or of series thereof, as follows:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS

Section 1.1. Relation to Indenture. This Third Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2. Definitions. For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a) Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture; and all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Third Supplemental Indenture.

(b) The following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms defined:

“Affected Securities” has the meaning specified in the recitals hereof.

“First Supplemental Indenture” has the meaning specified in the recitals hereof.

“Indenture” has the meaning specified in the recitals hereof.

“Second Supplemental Indenture” has the meaning specified in the recitals hereof.

“Third Supplemental Indenture” has the meaning specified in the recitals hereof.

ARTICLE II

AMENDMENTS

Section 2.1. Definition of Make-Whole Amount. The definition of “Make-Whole Amount” set forth in Section 1.1 of the Indenture is hereby amended and restated in its entirety solely with respect to the Affected Securities as follows:

“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any Security, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar to the applicable Par Call Date if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of Redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Securities being redeemed or paid; provided, however, that if the Issuer redeems any Security on or after the applicable Par Call Date, no Make-Whole Amount will be due and payable.”

Section 2.2. Definition of Par Call Date. Section 1.1 of the Indenture is hereby amended solely with respect to the Affected Securities to add the following defined term:

“Par Call Date” means, with respect to any Security, the date established by Board Resolution (or in the absence of such a Board Resolution, the Stated Maturity of such Security).

Section 2.3. Definition of Reinvestment Rate. The definition of “Reinvestment Rate” set forth in Section 1.1 of the Indenture is hereby amended and restated in its entirety solely with respect to the Affected Securities as follows:

“Reinvestment Rate” means the percentage established by Board Resolution (or, in the absence of such a Board Resolution, 0.25% (twenty-five one hundredths of one percent)) plus the arithmetic mean of the yields under the respective heading “Week Ending” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity (assuming that the Securities matured on the Par Call Date, the “remaining life”) of the Securities of the relevant series, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

Section 2.4. Waiver of the Corporate Seal. For the purposes of the Affected Securities, it is agreed that the corporate seal of the general partner referred to in Section 3.3 of the Indenture shall not be required to be affixed to the Affected Securities for the Affected Securities to be duly and validly issued pursuant to the Indenture.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1. Ratification of Indenture. Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

Section 3.2. Governing Law. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Third Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

Section 3.3. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

REGENCY CENTERS, L.P.

By:	REGENCY CENTERS CORPORATION
Its General Partner

By:	/s/ Michael J. Mas
Name: Michael J. Mas
Title: Senior Vice President

REGENCY CENTERS CORPORATION

By:	/s/ Michael J. Mas
Name: Michael J. Mas
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Sheryl Lear
Name: Sheryl Lear
Title: Vice President